EXHIBIT 99.1 PRESS RELEASE DATED July 31, 2007

News Release: July 31, 2007

Contact: Connie Waks

206.340.2305 ● cwaks@fhlbsea.com

Seattle Bank Announces New Director to Represent Utah Members

Seattle - The Federal Home Loan Bank of Seattle (Seattle Bank) today announced that James G. Livingston, Ph.D., a vice president in the investments division of Zions First National Bank in Salt Lake City, Utah, has joined the Seattle Bank's Board of Directors.

Mr. Livingston has extensive education and experience in accounting, finance, capital markets, and corporate governance. In his current capacity at Zions First National Bank, he is responsible for the company's Employee Stock Option Appreciation Rights Securities program, a market-based method for the valuation of employee stock options. Prior to his tenure at Zions First National Bank, he worked for a multi-billion dollar hedge fund in New York City, where he was director of the financial research group and served in the quantitative strategy group. He has also served as an assistant professor of accounting at Southern Methodist University and an instructor in economics and finance at the University of Rochester in Rochester, New York.

Mr. Livingston holds a B.A. degree in economics from Brigham Young University and an M.S. degree in applied economics and a Ph.D. in business administration from the University of Rochester.

The Seattle Bank's Board of Directors elected Mr. Livingston on July 26, 2007 to fill a vacancy on the Seattle Bank's Board of Directors. His term will expire on December 31, 2009.

About the Seattle Bank
The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable more than 375 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.